EXHIBIT 99.1

NEWS RELEASE

For Information Contact:
David P. Tusa, Executive Vice President and Chief Financial Officer
210.302.0410
david.tusa@newcenturyequity.com
www.newcenturyequity.com

October 8, 2003

NEW CENTURY EQUITY HOLDINGS CORP.
ANNOUNCES NASDAQ DELISTING

SAN ANTONIO, TX…New Century Equity Holdings Corp. (Nasdaq: NCEH) (the “Company”) announced the receipt, today, of a Nasdaq Staff Determination indicating that its common stock will be delisted from the Nasdaq SmallCap Market at the opening of business on Friday, October 10, 2003. Accordingly, the last trading day for the Company’s common stock on the Nasdaq SmallCap Market will be Thursday, October 9, 2003. This delisting is the result of the Company’s failure to regain compliance with the minimum $1.00 closing bid price per share requirement as required by Nasdaq Marketplace Rule 4310(c)(4). This deficiency and potential delisting has been disclosed in numerous Company SEC filings and press releases issued since June 20, 2002.

The Company’s common stock will be immediately eligible for quotation and trading on the Over-The-Counter Bulletin Board (OTCBB), effective with the open of business on Friday, October 10, 2003 and will continue to trade under the ticker symbol NCEH (or NCEH.OB on some Internet-based quotation services).

The OTCBB is a regulated quotation service that displays real-time quotes, last sale price, and volume information in over-the-counter equity securities. OTCBB securities are traded by a community of market makers that enter quotes and trade reports through a highly sophisticated computer network. Investors work through a broker/dealer to trade OTCBB securities. Information regarding the OTCBB, including stock quotations, may be found via the Internet at www.otcbb.com.

About New Century Equity Holdings Corp.

New Century Equity Holdings Corp. (Nasdaq: NCEH) focuses on high growth, technology-based companies. The Company’s current holdings include Princeton eCom Corporation, Sharps Compliance Corp. and Microbilt Corporation. New Century (www.newcenturyequity.com) is a lead investor in Princeton eCom (www.princetonecom.com), a leading application service provider for electronic and Internet bill presentment and payment solutions. New Century is also an investor in Sharps Compliance Corp. (www.sharpsinc.com), a leading provider of medical-related disposal products and services for the healthcare, hospitality, residential and retail markets and Microbilt Corporation (www.microbilt.com), a leader in credit bureau data access and retrieval which provides credit solutions to the Financial, Leasing, Health Care, Insurance, Law Enforcement, Educational and Utilities industries. New Century Equity Holdings Corp. is headquartered in San Antonio, Texas.